Exhibit 99.1

Contact:  Steve Pickman, 913-367-1480

FOR IMMEDIATE RELEASE

MGP INGREDIENTS, INC. ANNOUNCES PROFITABLE

FISCAL 2010 FIRST QUARTER RESULTS

Highlights:

•                  Company reports Q1 diluted EPS of $0.22 vs. year-ago diluted EPS loss of $1.04

•                  Q1 pre-tax income of nearly $4 million shows significant improvement over prior year’s Q1 pre-tax loss of approximately $24 million

•                  All segments experience profitability, with positive turnaround principally attributable to improved profit performance in distillery and ingredient segments

•                  Improved sales mix of value-added products, reduced grain and energy costs, and lower payroll costs identified as key factors contributing to Q1 profit performance

•                  Lower year-over-year sales reflect significant reductions in fuel grade alcohol and commodity ingredients sales

ATCHISON, Kan., November 5, 2009 - MGP Ingredients, Inc. (Nasdaq/MGPI) today reported net income of $3,738,000, or $0.22 in diluted earnings per share, for the first quarter of fiscal 2010, which ended September 30, 2009. This compares with a net loss of $17,243,000, or $1.04 in diluted loss per share, for the first quarter of fiscal 2009. The increase in earnings was primarily the result of an improved sales mix of value-added products, reductions in grain and energy costs, and lower payroll costs as a result of restructuring completed in fiscal year 2009.  Total sales in the first quarter of fiscal 2010 were $47,084,000, a 52.5 percent decrease from sales of $99,020,000 for the same period a year ago.  The sales decline was principally due to the company’s significant reductions in sales of fuel grade alcohol and commodity ingredients.

“The turnaround represented by our first quarter profit performance is a great and exciting way to start the new fiscal year,” said Tim Newkirk, president and chief executive officer. “Our profit momentum has carried over from our fourth quarter, again reflecting the stark difference in our product mix and cost structure as compared to one year ago. We completed a significant transformation in fiscal 2009 in order to strengthen our position as a producer of value-added ingredients sold into a wide range of branded packaged goods. We have significantly reduced our presence in the commodity-type product markets, particularly fuel grade alcohol and vital wheat gluten. While I’m encouraged to see our pre-tax income approaching $4 million, I know that we are only beginning to realize our long-term potential.”

Reflecting on the company’s progress, John Speirs, chairman of MGPI’s board of directors, commented that “Management has accomplished a lot of heavy lifting to get results back on a profitable track.”  He further noted that the first quarter of fiscal 2010 “is the first quarter in nearly a year that we have not reported one-time or other unusual items related to the company’s restructuring plan. MGPI’s first quarter results reflect the benefit of a more focused product mix for both the ingredient solutions and distillery products segments. In essence, we have created a clear path for executing our growth plans. We see opportunities to drive sales growth in both of these key segments. Regarding ingredients, we are starting to make significant headway in putting more science behind our products that promote health and wellness. This includes our resistant starches, specialty proteins, and textured proteins. Our packaged goods customers are focused on developing foods that deliver higher fiber along with lower fat, fewer calories and lower cholesterol.”

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ADD 1—MGP INGREDIENTS, INC. ANNOUNCES

Newkirk stated that MGPI’s marketing efforts “have been greatly enhanced” by recent clinical studies pointing to the nutritional benefits of the company’s Fibersym® RW resistant wheat starch. “For example,” he said, “in bread applications our ingredients can increase the dietary fiber by a factor of five times, with a lower calorie count, compared to the standard bread formulation. In the bakery world alone, there is huge potential to improve the nutritional benefits of processed foods with our patented technology. We believe that MGPI has the best dietary fiber for flour-based foods. We’re aggressively taking that message to our longstanding list of core customers.”  In an effort to expand the scope of the MGPI’s products and services, Newkirk also noted that the company also recently aligned with a key distributor to the bakery industry.

“Along with sales growth we are focused on producing and sustaining higher profit margins,” Newkirk explained. “Our first quarter gross margins exceeded 20 percent. However, we realize that this may not be sustainable, as it resulted from a number of factors which are not likely to be repeated over a prolonged period such as the effects of a special product mix and/or specific input costs. We have gone on record recently with a targeted gross margin in the range of 15 percent.  Our actual results could differ from this forward-looking statement, as there are many factors that impact gross margin, including product mix, raw material costs, energy costs, etc. and, as such, actual margins will differ from our target.  Nonetheless, this represents quite a change from the widely variable margins that the company has historically experienced.”

Newkirk went on to note that, “While the recent improvements in our margins have resulted in part from a higher-value sales mix, we see significant opportunity for further improvement as we increase our manufacturing productivity. Specifically, we are targeting higher starch recoveries. Our ability to produce and sell more starch per pound of flour processed should flow directly to our bottom line. In addition to generating a higher profit per pound, we have the ability to increase unit volumes by a significant factor without the need for much in the way of incremental capital.”

Segment Results

The following table provides a summary of sales and pre-tax profits/(loss) for each operating segment for the first quarter periods ended September 30, 2009, and September 30, 2008. Non-direct selling, general and administrative expenses, interest expense, investment income and other general miscellaneous expenses are classified as corporate.

	1st Qtr	1st Qtr
(In thousands)	FY 2010	FY 2009
Ingredient Solutions
Net Sales	$15,059	$25,897
Pre-Tax Income (Loss)	2,297	(5,389)

Distillery Products
Net Sales	$31,373	$71,382
Pre-Tax Income (Loss)	6,629	(12,926)

Other
Net Sales	$652	$1,741
Pre-Tax Income (Loss)	116	237

Corporate Expense	$(5,214)	$(6,818)

Segment Highlights — Ingredient Solutions:  Total ingredient solutions sales revenue for the first quarter decreased by $10.8 million, or 41.8 percent, compared to the same quarter a year ago due principally to the planned reduction in sales of commodity and other low or negative margin ingredients. The company’s pre-tax profit performance in this segment, however, improved to $2.3 million compared with a pre-tax loss of $5.4 million a year ago due mainly to the improved sales mix of higher margin value-added ingredients.  Profitability in this segment also benefitted from reduced flour costs resulting from lower wheat prices compared to a year ago.

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ADD 2—MGP INGREDIENTS, INC. ANNOUNCES

Revenues from commodity protein, primarily vital wheat gluten, and commodity starch decreased by $6.4 million and $901,000, respectively, for the first quarter compared to the prior year period. Revenues for specialty starches decreased $2.6 million due to lower unit sales, partially offset by increased unit pricing.  Revenues for specialty proteins increased $727,000 over the prior year’s quarter due to improved pricing and higher unit sales.  While segment revenues declined for the quarter, profit margins improved compared to a year ago due to the company’s significant reduction of unprofitable product lines and the resulting improved sales mix of value-added ingredients.  Lower flour costs, as mentioned earlier, were also a contributing factor. The per pound cost of flour for the first quarter decreased by 27.9 percent compared to the year ago quarter.

Distillery Products:  Total distillery products sales revenue for the first quarter of fiscal 2010 decreased by $40.0 million, or 56 percent, compared to the prior year’s first quarter. The majority of this decrease was attributable to the planned curtailment of fuel grade alcohol production. Revenues from fuel grade alcohol declined by 93.9 percent to $23.7 million compared to the same period a year ago. Food grade alcohol also declined in the first quarter by $9.8 million, or 27.7 percent, due mainly to decreased volume and a decline in per-unit pricing. The decrease in volume was largely attributable to the temporary closing of the Pekin, Ill., facility in January 2009. The decline in per-unit pricing mirrored a decrease in corn prices during the quarter.  Also contributing to the decrease in distillery segment revenues was a $6.5 million, or 60.4 percent, reduction in sales of distillers feed. This was primarily due to the idling of distillery operations in Pekin. On March 31, 2009, the company announced that it was considering its strategic options with respect to the Pekin facility and is continuing to explore strategic alternatives.

While first quarter sales revenue for the distillery products segment declined, pre-tax profits of $6.6 million in this segment were in major contrast to the pre-tax loss of $12.9 million incurred during the same quarter a year ago.  The improved profit performance resulted principally from the significant decline in fuel grade alcohol production and sales combined with lower cost of sales related to decreases in corn and natural gas prices.  For the first quarter, the per-bushel cost of corn and the per-million cubic foot cost of natural gas averaged nearly 42.9 percent and 67.8 percent lower, respectively, than during the prior year period.

Other Segment:  For the first quarter of fiscal 2010, sales of other products, which primarily has consisted of plant-based biopolymers and pet products, decreased $1.1 million, or 62.6 percent, compared to the previous year’s quarter.  The decline was primarily the result of decreased sales of pet products.  Profitability in this segment declined from the same quarter in the prior year due to lower unit sales, which were partially offset by improved pricing in the biopolymer area.  However, the company’s pre-tax income as a percent of sales showed a substantial improvement in this segment compared to a year ago.

On August 21, 2009, the company sold its Kansas City, Kansas, facility for $3.6 million, with provision for additional earn out payments to be paid over time. The sale included all equipment used for the production and packaging of pet-related products. The company retains ownership of equipment that is used for the production of its Wheatex® textured wheat proteins at the Kansas City facility.  This equipment is located in a separate section of the facility that has been leased to the company for a period of three years and is operated by a subsidiary of the buyer under a toll manufacturing arrangement.  MGPI’s Wheatex® is sold for use in meat extension and vegetarian product applications to benefit taste and textural qualities and to provide additional nutritional values, such as reduced fat content and, in certain applications, protein enhancement.

SG&A: Selling, general and administrative expenses for the first quarter of fiscal 2010 declined by $1.5 million, or 24.8 percent, compared to the same quarter a year ago. This was primarily due to a reduction in the company’s workforce that resulted from changes made within the ingredient solutions and distillery products segments.

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ADD 3—MGP INGREDIENTS, INC. ANNOUNCES

Set to Deliver Growth in Sales and Income

Newkirk concluded, “MGP Ingredients is in a great position to deliver growth in sales and income over the coming year. The true picture of what we can accomplish is just beginning to take shape as evidenced by our recent return to profitability. While our corporate history spans nearly seven decades, we have completed the transformation to a more focused competitor with unique assets and a strong customer base. Today, we go to market with a more aggressive sales culture led by a strengthened management team. Our goals are higher than ever, but so is the level of accountability.”

Investor Conference Call

The company will host an investor conference call on Thursday, November 5, at 10 a.m. central time to review first quarter results.  Stockholders and other interested parties may listen to the call live via telephone by dialing 888-215-6881 domestically or 913-312-0386 internationally by 9:50 a.m. central time, or access it on the Internet at www.mgpingredients.com.  The conference identification number for entering the call is 3933342.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value-added, grain-based starches, proteins and food grade alcohol products for the branded packaged goods industry. The company has facilities in Atchison, Kan., Pekin, Ill., and Onaga, Kan. that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could” and or the negatives of these terms or variations of them or similar terminology.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) our ability to manage our cash flows, (ii) our ability to find a strategic alternative for our Pekin facility on a timely basis, (iii) our ability to maintain compliance with all applicable loan agreement covenants, (iv) the availability and cost of grain and fluctuations in energy costs, (v) an increase in interest rates, (vi) disruptions in operations at our Atchison facility, (vii) competitive environment and related market conditions, (viii) our ability to realize operating efficiencies, (ix) the effectiveness of our hedging programs, and (x) actions of governments.  For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1A.  Risk Factors in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

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MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)	Quarter Ended		Year-to-Date Ended
(Dollars in thousands, except per share)	Sept. 30, 2009	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2008
Net Sales	$47,084	$99,020	$47,084	$99,020
Cost of Sales	37,247	115,707	37,247	115,707
Gross Profit (Loss)	$9,837	(16,687)	$9,837	(16,687)

Selling, General and Administrative Expenses	4,596	6,115	4,596	6,115
Other operating costs	597	—	597	—
Income (Loss) from Operations	$4,644	$(22,802)	$4,644	$(22,802)

Other Income, Net	21	41	21	41
Interest Expense	(789)	(728)	(789)	(728)
Equity in loss of joint venture	(48)	(16)	(48)	(16)
Income (Loss) Before Income Taxes	$3,828	$(23,505)	$3,828	$(23,505)

Provision (benefit) for Income Taxes	90	(6,262)	90	(6,262)
Net Income (Loss)	$3,738	$(17,243)	$3,738	$(17,243)

Other Comprehensive Gain (Loss)	3	(1,502)	3	(1,502)
Comprehensive Income	$3,741	$(18,745)	$3,741	$(18,745)

Basic Earnings/(Loss) Per Common Share	$0.23	$(1.04)	$0.23	$(1.04)
Diluted Earnings/(Loss) Per Common Share	$0.22	$(1.04)	$0.22	$(1.04)

Weighted average shares outstanding — Basic	16,602,971	16,562,643	16,602,971	16,562,643
Weighted average shares outstanding — Diluted	16,715,254	16,562,643	16,715,254	16,562,643

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	Sept. 30, 2009	June 30, 2009	(Dollars in thousands)	Sept. 30, 2009	June 30, 2009

ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$—	$178	Current maturities on long-term debt	$10,026	$3,147
Restricted cash	3	203	Liabilities related to assets held for sale	—	2,725
Receivables	20,016	18,403	Revolving credit facility	12,649	17,833
Inventories	16,809	20,400	Accounts payable	7,174	19,864
Prepaid expenses	2,807	980	Accrued expenses	6,299	5,976
Deposits	186	980	Total Current Liabilities	$36,148	$49,545
Deferred income tax assets	370	1,218
Refundable income taxes	6,003	6,045
Assets held for sale	29,063	32,380	Other Liabilities:
Total Current Assets	$75,257	$80,787	Long-term debt	$15,711	$9,632
			Deferred credit	5,975	6,190
Property and Equipment, At Cost	163,364	163,345	Other non-current liabilities	12,117	14,663
Less accumulated depreciation	(102,107)	(100,036)	Deferred income taxes	370	1,218
Net property, plant & equipment	$61,257	$63,309	Total Liabilities	$70,321	$81,248

Investment in unconsolidated subsidiary	195	238	Stockholders’ Equity	67,489	63,884
Other non-current assets	1,101	798	TOTAL LIABILITIES AND
TOTAL ASSETS	$137,810	$145,132	STOCKHOLDERS’ EQUITY	$137,810	$145,132

Capital Structure
Net Investment in:			Financed By:
Working capital	$39,109	$31,242	Long-term debt*	$15,711	$9,632
Property, plant and equipment	61,257	63,309	Deferred liabilities	18,462	22,071
Other non-current assets	1,296	1,036	Stockholders’ equity	67,489	63,884
Total	$101,662	$95,587	Total	$101,662	$95,587

*Excludes short-term portion. Short- term portion is included within working capital.

MGP INGREDIENTS, INC.

(unaudited)	Quarter Ended		Year-to-Date Ended
(Dollars in thousands)	Sept. 30, 2009	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2008
Financial Highlights
EBITDA (1)	$6,867	$(19,352)	$6,867	$(19,352)
Depreciation & Amortization	$2,250	$3,425	$2,250	$3,425
Capital Expenditures	$35	$1,686	$35	$1,686
Working Capital	$39,109	$36,202	$39,109	$36,202

(1) EBITDA equals earnings before taxes, interest, depreciation and amortization. We have included EBITDA because we believe it provides stockholders with additional information to measure our performance and liquidity (estimate our value and our ability to service debt). EBITDA is not a recognized term under generally accepted accounting principles and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, it is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income to EBITDA for the quarter and year-to-date periods ended Sept. 30, 2009 and 2008.

(unaudited)	Quarter Ended		Year-to-Date Ended
(Dollars in thousands)	Sept. 30, 2009	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2008
EBITDA Reconciliation:
Net Income (Loss)	$3,738	$(17,243)	$3,738	$(17,243)
Provision (Benefit) from income taxes	90	(6,262)	90	(6,262)
Interest expense	789	728	789	728
Depreciation and Amortization	2,250	3,425	2,250	3,425
EBITDA	$6,867	$(19,352)	$6,867	$(19,352)

The following table sets forth a reconciliation of EBITDA to cash flows from operations for the year-to-date periods ended September 30, 2009 and 2008:

(unaudited)	Year-to-Date Ended
(Dollars in thousands)	Sept. 30, 2009	Sept. 30, 2008
EBITDA	$6,867	$(19,352)
Benefit (provision) for income taxes	(90)	6,262
Interest expense	(789)	(728)
Equity in loss of joint venture	48	16
Non-cash charges against (credits to) net income:
Deferred income taxes	(2)	(812)
Loss (gain) on sale of assets	(200)	(85)
Changes in operating assets and liabilities	(2,584)	(10,939)
Cash flow from operations	$3,250	$(25,638)